Exhibit 10.4

DDC ENTERPRISE LIMITED

2023 STOCK OPTION PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT made as of _________, 202_ (the “Grant Date”), by and between DDC Enterprise Limited (the “Company”), and _________ (the “Optionee”).

WITNESSETH:

WHEREAS, the Company has adopted and maintains the DDC Enterprise Limited 2023 Share Option Plan, approved by the stockholders on November 7, 2023, as amended, including the US Addendum thereto (the “Plan”), and

WHEREAS, the Board has authorized the grant to the Optionee of an Option under the Plan, on the terms and conditions set forth in the Plan and as hereinafter provided,

NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Optionee hereby agree as follows:

1. Plan. This Option award is made pursuant to the terms of the Plan, including the US Addendum, which are incorporated herein by reference. Terms used in this Agreement which are defined in the Plan shall have the same meaning as set forth in the Plan.

2. Grant of Option. The Company hereby grants to the Optionee an option to purchase _____ of the Company’s Class A Ordinary Shares (“Shares”) for an Option price per Share equal to $____ per Share. The Option is intended by the Board to be a Non-Qualified Stock Option and the provisions hereof shall be interpreted on a basis consistent with such intent.

3. Exercise Period.

(a) The Option shall be exercisable on or after vesting of the Option, in whole or in part, pursuant to the terms of the Plan and this Agreement.

(b) All or any part of the Option may be exercised by the Optionee no later than the tenth (10th) anniversary of the Grant Date.

(c) This Agreement and the Option shall terminate on the earlier of (i) the tenth (10th) anniversary of the Grant Date, or (ii) the date as of which the Option has been fully exercised.

4. Vesting. The Option shall vest _____ with respect to ______ Shares, commencing on the Grant Date, over ____ years provided that the Optionee continues to serve as a consultant/advisor to the Company.

5. Termination of Service. In the event of the Optionee’s Termination of Service with the Company, the provisions of Section 4 of the Plan shall control.

6. Change of Control. Notwithstanding the foregoing, upon a Change of Control (as defined in the US Addendum to the Plan) prior to termination of the Option, the Option shall automatically become fully vested and exercisable as of the date of such Change of Control.

7. Restrictions on Transfer of Option. The Option shall be personal to the Optionee and shall not be assignable. An Optionee shall not be permitted to encumber, sell, transfer or otherwise part with all or any of the legal or beneficial ownership of the Option or Shares deriving from such Option otherwise than in accordance with the provisions of the Plan.

8. Exercise of Option. The Option shall become exercisable at such time as shall be provided herein or in the Plan and shall be exercisable by written notice of such exercise, in the form prescribed by the Board.

9. Regulation by the Board. This Agreement and the Option shall be subject to the administrative procedures and rules as the Board shall adopt. All decisions of the Board upon any question arising under the Plan or under this Agreement, shall be conclusive and binding upon the Optionee.

10. Rights as a Shareholder. The Optionee shall have no rights as a shareholder with respect to Shares subject to the Option until certificates for Shares are issued to the Optionee.

11. Reservation of Shares. With respect to the Option, the Company hereby agrees to at all times reserve for issuance and/or delivery upon payment by the Optionee of the Option price, such number of Shares as shall be required for issuance and/or delivery upon such payment pursuant to the Option.

12. Delivery of Share Certificates. Within a reasonable time after the exercise of the Option the Company shall cause to be delivered to the Optionee a book-entry for the Shares purchased pursuant to Section 5.5 of the Plan.

13. Amendment. The Board may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would materially and adversely impair the Optionee’s rights or entitlements with respect to the Option shall be effective without the prior written consent of the Optionee.

14. Optionee Acknowledgment. Optionee acknowledges and agrees that the vesting of Shares pursuant to this Option Agreement is earned only by continuing service with the Company. Optionee further acknowledges and agrees that nothing in this Agreement, nor in the Plan shall confer upon the Optionee any right to continue in the service of the Company, nor shall it interfere in any way with Optionee’s right or the Company’s right to Optionee’s service at any time, with or without cause (as defined in Section 7.3 of the Plan). Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof. Optionee has reviewed the Plan and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option. By executing this Agreement, the Optionee hereby agrees to be bound by all of the terms of both the Plan and this Agreement.

DDC ENTERPRISE LIMITED

By:	Date
Its:

, Optionee	Date

SAMPLE

NOTICE OF EXERCISE

DDC Enterprise Ltd. Compensation Board	Date of Exercise:

Ladies and Gentlemen:

This constitutes notice under my stock Option that I elect to purchase the number of Shares for the price set forth below.

Type of Option:	Non-Qualified

Grant Date:

Number of Shares as to which Option is exercised:

Shares to be issued in name of:

Total exercise price:	$

Cash payment delivered herewith or indicate cashless:	$

By this exercise, I agree (i) to execute or provide such additional documents as DDC Enterprise Ltd. (the “Company”) may reasonably require pursuant to the terms of this Notice of Exercise and the Company’s 2023 Share Option Plan (the “Plan”), and (ii) to provide for the payment by me to the Company (in the manner designated by the Company) of the Company’s withholding obligation, if any, relating to the exercise of this Option.

Very truly yours,

Optionee

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